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                                                                 Exhibit (a)(9)

                      Transaction Systems Architects, Inc.
                             224 South 108th Avenue
                              Omaha, Nebraska 68154

                                 August 13, 2001

To: All Eligible Employees and Eligible Directors of Transaction Systems Architects, Inc. ("TSA") under the Offer to Exchange, dated August 1, 2001

Re:      Supplemental Information Concerning the Offer to Exchange

         This memorandum provides supplemental information concerning the Offer to Exchange, as follows. Pursuant to this supplement, we are amending Section 9 of the Offer to Exchange ("Information Concerning TSA") to add certain summary financial information concerning TSA. This supplement does not alter the terms and conditions previously set forth in the Offer to Exchange, and should be read in conjunction with the Offer to Exchange.

                                 * * * * * * * *

         The following tables set forth selected financial and operating data of TSA. The selected historical statement of operations data for the years ended September 30, 1999 and 2000 and the selected historical balance sheet data as of September 30, 1999 and 2000 have been derived from the audited financial statements included in our annual report on Form 10-K for the year ended September 30, 2000. The selected historical statement of operations data for the nine months ended June 30, 2000 and June 30, 2001 and the selected historical balance sheet data as of June 30, 2001 are unaudited and will be included in our quarterly report for the quarter ended June 30, 2001. The information presented below should be read together with our financial statements and related notes filed as an Exhibit to our annual report on Form 10-K and our other SEC filings referred to in Section 16 ("Additional Information").

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                             Selected Financial Data
       (in accordance with U.S. generally accepted accounting principles)
             (in thousands of U.S. dollars except per share amounts)

                                   (Unaudited)

                                                        For the year ended      For the nine month period
                                                           September 30,              ended June 30,
                                                        2000          1999         2001            2000
                                                        ----          ----         ----            ----
Results of Operations

Total revenues                                        $303,565      $354,794     $224,799        $221,408

Operating income (loss)                                  1,742        70,260      (24,614)            533
Net income (loss)                                        2,111        44,700      (39,471)          1,183
Net income (loss) per common share
     - basic                                              0.07          1.41        (1.17)           0.04
     - diluted                                            0.07          1.38        (1.17)           0.04

                                                        As at September 30,                As at June 30,
                                                        2000          1999                       2001
                                                        ----          ----                       ----
Financial Position

Current assets                                        $173,773      $179,816                $168,580

Noncurrent assets                                      156,379       143,502                 172,772

Current liabilities                                    105,267        85,675                 105,718

Noncurrent liabilities                                  14,525        12,474                  12,869

Book value per common share                               6.65          7.01                    6.34

In addition, our earnings of $44.7 million covered our fixed charges of $401,000 by a ratio of 111.47% for the fiscal year ended September 30, 1999 and our earnings of $2.11 million covered our fixed charges of $912,000 by a ratio of 2.31% for the fiscal year ended September 30, 2000. However, our earnings of $(39.471) million for the nine months ended June 30, 2001 were inadequate to cover our fixed charges of $(1.717) million for that period.